Consent of Independent Auditors




We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 4, 1999 on the consolidated financial statements IDS Life Insurance Company in Post-Effective Amendment No. 8 to the Registration Statement (Form S-1, No. 33-50968) for the registration of the Flexible Payment Market Value Annuity Contracts to be offered by IDS Life Insurance Company.






/s/ Earnst & Young LLP
    Minneapolis, Minnesota
April 30, 1999